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                                   EXHIBIT 11

                Statement Re: Computation of Earnings Per Share

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                                                     Three Months Ended                     Six Months Ended
                                                ---------------------------            ---------------------------
                                                June 27,           June 28,            June 27,           June 28,
                                                  1999               1998                1999               1998
                                                --------           --------            --------           --------
(In thousands, except per share amounts)

Weighted average shares outstanding -
 Basic                                             5,814              5,787              5,797               5,785

Shares issuable upon the exercise of
 outstanding stock options and warrants              228                170                222                 148
                                                  ------             ------             ------              ------

Weighted average shares outstanding -
 Diluted                                           6,042              5,957              6,019               5,933
                                                  ======             ======             ======              ======

Income before cumulative effect of
 change in accounting principle                   $1,620             $1,290             $3,095              $2,458

Cumulative effect of change in
 accounting principle, net of taxes                    -                  -               (181)                  -
                                                  ------             ------             ------              ------

Net income                                        $1,620             $1,290             $2,914              $2,458
                                                  ======             ======             ======              ======

Basic earnings per share:
  Income before cumulative effect of
  change in accounting principle                  $ 0.28             $ 0.22             $ 0.53              $ 0.42

  Cumulative effect of accounting
    change, net of taxes                               -                  -              (0.03)                  -
                                                  ------             ------             ------              ------

  Net income per share - Basic                    $ 0.28             $ 0.22             $ 0.50              $ 0.42
                                                  ======             ======             ======              ======

Diluted earnings per share:
  Income before cumulative effect of
  change in accounting principle                  $ 0.27             $ 0.22             $ 0.51              $ 0.41

  Cumulative effect of accounting
    change, net of taxes                               -                  -              (0.03)                  -
                                                  ------             ------             ------              ------

  Net income per share - Diluted                  $ 0.27             $ 0.22             $ 0.48              $ 0.41
                                                  ======             ======             ======              ======
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